                                   Exhibit 12
                              STONEPATH GROUP, INC.
        Computation of the Ratio of Earnings to Fixed Charges Calculation
                           Regulation S-K Item 503(d)

                                                                                 Year Ended
                                                                              December 31, 2004
                                                                              -----------------
Earnings
   Pre-tax income (loss) from continuing operations before minority
     interests or income/(loss) from equity investees                           $  (9,227,647)
   Add: Fixed charges                                                               3,875,740
   Add: Amortization of capitalized interest --                                            --
   Add: Distributed income of equity investees --                                          --
   Add: Share of pre-tax losses of equity investees --                                     --
   Less: Interest capitalized                                                         (61,900)
   Less: Preference security dividend requirements of consolidated
     subsidiaries --                                                                       --
   Less: Minority interest in pre-tax income of subsidiaries that have not
     incurred fixed charges                                                        (1,394,896)
                                                                                -------------

   Total Earnings                                                               $  (6,808,703)
                                                                                =============

Fixed Charges
   Interest expensed and capitalized                                                  701,391
   Add: Amortized premiums, discounts and capitalized expenses related to
     indebtedness                                                                     155,005
   Add: Estimate of the interest within rental expense (a)                          3,019,344
   Add: Preference security dividend requirements of consolidated
     subsidiaries (pre-tax) --                                                             --
                                                                                -------------
     Total Fixed Charges                                                        $   3,875,740
                                                                                =============

Ratio of earnings to combined fixed charges and preference dividends                    (1.76)
                                                                                =============

(a) Total rent expense                                                          $   9,149,528
Percentage                                                                                 33%
                                                                                -------------
   Estimated interest portion of rent expense                                   $   3,019,344
                                                                                =============


                                       99